    As filed with the Securities and Exchange Commission on April 11, 1997.

                                                      Registration No. 333-15989
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                Amendment No. 2.

                                      to

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                              NEOPROBE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                      DELAWARE                       31-1080091
                  (State or Other                 (I.R.S. Employer
                  Jurisdiction of              Identification Number)
                  Incorporation or
                   Organization)

                              425 Metro Place North
                                    Suite 400
                             Dublin, Ohio 43017-1367
                                 (614) 793-7500

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)


     Robert S. Schwartz, Esq.                             Mr. David C. Bupp
      Benesch, Friedlander,       with a copy to:       Neoprobe Corporation
      Coplan & Aronoff LLP                              425 Metro Place North
88 East Broad Street, Suite 900                               Suite 400
     Columbus, OH 43215-3506                           Dublin, Ohio 43017-1367
         (614) 223-9300                                     (614) 793-7500


              (Name, Address, Including Zip Code, and Telephone
              Number, Including Area Code, of Agent for Service)
                                ----------------

Approximate date of commencement of proposed sale to the public:    as soon as
possible after the effective date of this registration statement
                                ----------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                     CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
           Title of each                             Proposed           Proposed            Amount
            class of                  Amount         maximum           maximum               of
           securities                 to be      offering price       aggregate         registration
        to be registered            registered     per unit(1)      offering price          fee
-----------------------------------------------------------------------------------------------------------
Common Stock,                        125,805        $13.3125        $1,674,779.06         507.51(3)(4)
par value $.001 per share(2)
-----------------------------------------------------------------------------------------------------------

(1) Based upon the average of the high and low prices of Common Stock on November 8, 1996 pursuant to rule 457(c).
(2) Each share of Common Stock carries one Right to purchase a unit which currently consists of one-hundredths of a share of Series A Junior Participating Preferred Stock, par value $.001 per share, pursuant to a Rights
    Agreement dated July 18, 1995.
(3) Pursuant to paragraph (a) of Rule 429, the Prospectus contained herein also relates to Registration Statement No. 33-72700, and 723,115 shares of Common
    Stock out of the 5,711,965 shares registered thereunder are being carried forward. A registration fee of $10,956.14 was paid to register the 5,711,965 shares of Common Stock, $1,387 of which is allocable to the 723,115 shares of Common Stock being carried forward under this Registration Statement.
(4) Paid with original filing on November 13, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     PURSUANT TO RULE 429 THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO REGISTRATION STATEMENT NO. 33-72700.

PROSPECTUS


                                 [NEOPROBE LOGO]

                         848,920 SHARES OF COMMON STOCK


     This Prospectus relates to 848,920 shares of common stock, par value $.001 per share ("Common Stock") of Neoprobe Corporation ("Neoprobe" or the "Company") which may be offered, from time to time, at market related prices prevailing at the time of sale by certain Selling Shareholders; see "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Common Stock hereunder.

     The Common Stock is listed on the Nasdaq National Market under the symbol "NEOP". On ___________, 1997, the closing price for the Common Stock was $____.

     The Selling Shareholders, when selling shares under this Prospectus, may sell such shares from time to time with or through broker/dealers selected by them individually; see "Plan of Distribution". Such broker/dealers may be compensated by receiving discounts from market price on the shares sold to them or by the payment of commissions and fees in amounts to be determined by negotiations between the Selling Shareholders and their respective broker/dealers from time to time. In connection with the sale of securities under this Prospectus, the broker/dealers selected by the Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, in which event brokerage commissions or discounts received by such broker/dealers may be deemed to be underwriting compensation. The Selling Shareholders may agree to indemnify their respective broker/dealers against certain liabilities, including liabilities under the Securities Act of 1933. The Selling Shareholders may be considered to be underwriters within the meaning of the Securities Act of 1933.



                        ---------------------------------

       THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS,"
                              BEGINNING ON PAGE 3.

                        ---------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

               The date of this Prospectus is _____________, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company files electronically reports, proxy statements and other information with the Commission through the Commission's EDGAR system. The Commission maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information regarding the Company and other issuers that file electronically through the Commission's EDGAR system. The Internet address of such site (its Uniform Resource Locator or URL) is http://www.sec.gov.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). See "Incorporation of Certain Documents by Reference." Requests should be directed to Neoprobe Corporation, 425 Metro Place North, Suite 400, Dublin, Ohio 43017; Attention: John Schroepfer, Vice President--Finance and Administration; Telephone (614) 793-7500.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement under the Securities Act of 1933 with respect to the Common Stock. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information regarding the Company and these securities, reference is made to such registration statement, including all amendments thereto and the schedules and exhibits filed as part thereof. Statements contained herein concerning provisions of documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Company's executive offices are located at 425 Metro Place North, Suite 400, Dublin, Ohio 43017. Its telephone number is (614) 793-7500.

     NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                                   TRADEMARKS
     Neoprobe is the owner of United States and foreign registered trademarks "Neoprobe(R)," "RIGS(R)" and "RIGScan(R)." "Radioimmunoguided Surgery(TM)," "RIGSystem(TM)," "ILM(TM)," and "RIGS/ACT(TM)" are commercially used trademarks of Neoprobe.

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company, together with the other information in this Prospectus, before making an investment decision. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements.

EARLY STAGE OF DEVELOPMENT; NO COMMERCIALIZED PRODUCTS

     The Company is still in the development stage and has not received approval to market any of its products, except in the Republic of Korea. To date, the Company has completed a Phase III clinical trial with the Company's lead product, RIGScan CR49, for the surgical detection of metastatic and recurrent colorectal cancer in both the United States and Europe. The Company filed marketing applications for this product with regulatory agencies in Europe in May 1996 and with the United States Food & Drug Administration ("FDA") in December 1996. Enrollment of patients in a separate Phase III clinical study for primary colorectal cancer has been completed in the United States and in Europe. Substantial clinical and statistical analysis of the data collected from the clinical trials of this product and substantial clinical trials of the Company's other products must be completed before submissions can be made to appropriate regulatory authorities. Such analysis and trials require substantial financial and management resources and could require more time than is currently estimated. There can be no assurance that the Company will be able to conclude successfully the clinical tests or development of any of its proposed products within the Company's expected time frame and budget, if at all, or that the Company's products will prove to be safe and effective in clinical trials. There also can be no assurance that the Company will be able to obtain governmental approval for the commercial marketing and sale of any of its proposed products. If the Company is unable to conclude successfully the clinical tests or if the RIGS system does not prove to be safe and effective, or if the Company does not obtain governmental approval or is otherwise unable to commercialize the RIGS system successfully, the Company's business, financial condition and results of operations will be materially adversely affected and could result in the cessation of the Company's business.

LIMITED REVENUES; CONTINUING NET LOSSES; ACCUMULATED DEFICIT

     The Company's limited history of operations, the nature of its business and the governmental approval process make the prediction of future operating results difficult and highly unreliable. The Company's business, therefore, must be evaluated in light of the risks, expenses, delays and complications normally encountered by development-stage companies in the highly competitive, highly regulated biomedical industry, which is characterized by a high rate of failure. Since its inception in 1983, the Company has been primarily engaged in research and development of the RIGS technology. The Company has experienced significant operating losses in each year since inception, and had an accumulated deficit of approximately $64.1 million as of December 31, 1996. For the years ended December 31, 1994, 1995 and 1996, the Company's net losses were $10.6 million, $10.8 million, and $21 million, respectively. The Company expects operating losses to continue in 1997 as research and development and clinical trial efforts continue and as the Company awaits for the regulatory authorities to complete their review of the Company's first marketing license application. The Company's ability to achieve profitable operations is dependent upon obtaining regulatory approval of its products and making the transition to a revenue generating company. There can be no assurance that the Company will ever achieve a profitable level of operations.

DEPENDENCE UPON PRINCIPAL PRODUCT LINE; UNCERTAINTY OF MARKET ACCEPTANCE

     The Company's future success is dependent upon obtaining regulatory approvals to market, and achieving market acceptance of, the Company's proposed RIGS products, which represent the Company's principal proposed product line. There can be no assurance that the Company will receive approval from the appropriate regulatory body to market any of its RIGS products. Moreover, achieving market acceptance for the RIGS products, if approved, will require significant efforts and expenditures to create awareness and demand for the RIGS products by surgeons, nuclear medicine departments of hospitals, oncologists and, possibly, cancer patients. Widespread use of the Company's RIGS products would require the training of numerous physicians, and the time required to complete such training could result in a delay or dampening of market acceptance. There can be no assurance that the Company's initial proposed commercial products, RIGS products for colorectal cancer, or any other proposed products will become standard surgical procedure or even generally accepted medical practice, or that the Company will achieve any market penetration. In addition, purchase decisions are greatly influenced by health care administrators who are subject to increasing pressures to reduce costs. Healthcare administrators must determine that the Company's products are cost-effective alternatives to current means of tumor detection. The failure to obtain governmental approvals or achieve significant market acceptance for such products would have a materially adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     The Company's biologic products will require a regulatory license to market by the FDA and by comparable agencies in foreign countries. In addition, various federal, state and foreign statutes also govern or influence the manufacture, safety, labeling, storage, record keeping and marketing of such products. The process of obtaining regulatory licenses and approvals is costly, time consuming and prone to unexpected delay. The Company has encountered and may continue to encounter delays in the completion of testing for certain proposed products. Future delays could result from, among other things, a longer than expected review process and possible additional analysis and reconciliation of any perceived differences between data generated in Phase I/II and Phase II clinical trials and data generated in Phase III clinical trials, slower than expected patient enrollment rates, difficulties in analyzing data from clinical trials or in validating manufacturing processes and changes in regulatory requirements. In addition, although certain members of management and significant employees and consultants have had substantial experience in conducting and supervising clinical trials for pharmaceutical and biomedical products, the Company has not previously submitted a Biologic License Application ("BLA") to the FDA or a dossier to European regulatory agencies for approval of a license to market its products. There can be no assurance that clinical data collected in the Company's pivotal Phase III trials will be sufficient to support approval of licenses for the Company's products or that the FDA or European regulatory agencies will not require additional information and data, including additional clinical studies, or refuse to file the application for substantive review. Failure to obtain these licenses and to commence commercial marketing on a timely basis could jeopardize the Company's rights under certain of its current or contemplated contractual arrangements for the supply of necessary components of its RIGS system products and would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, foreign and domestic approvals, if granted, may include significant limitations on uses of the products. Further, even if such regulatory approval is obtained, use of the Company's products could reveal side effects that, if serious, could result in suspension of existing licenses and delays in obtaining licenses in other jurisdictions. A marketed product, manufacturer and manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Noncompliance with applicable governmental requirements can result in import detentions, fines, civil penalties, injunctions, suspensions or loss of regulatory approvals, recall or seizure of the Company's products, operating restrictions, government refusal to approve product export applications, or to allow the Company to enter into supply contracts, and criminal prosecution. Additional governmental regulation may be established which could prevent or delay regulatory approval of the Company's products. Any delays or failure to receive required approvals or limiting conditions on approvals could materially adversely affect the Company's business, operating results and financial condition.

     In addition to regulations enforced by the FDA, the manufacture, distribution and use of Neoprobe's products are also subject to regulation by the Nuclear Regulatory Commission, the Department of Transportation and other federal, state, and local government authorities. Neoprobe and/or its manufacturer of the radiolabeled antibodies must obtain a specific license from the Nuclear Regulatory Commission to manufacture and distribute radiolabeled antibodies as well as comply with all applicable regulations. Neoprobe must also comply with Department of Transportation regulations on the labeling and packaging requirements for shipment of radiolabeled antibodies to licensed clinics, and must comply with federal, state and local governmental laws regarding the disposal of radioactive waste. There can be no assurance that the Company will be able to obtain all necessary licenses and permits and be able to comply with all applicable laws. The failure to obtain such licenses and permits or to comply with applicable laws would have a materially adverse effect on the Company's business, financial condition and results of operations.

NO ASSURANCE OF CONTINUED RIGHTS TO TARGETING AGENTS; ROYALTY PAYMENTS

     Targeting agents, such as monoclonal antibodies or peptides which are able to bind specifically to tumor antigens or receptors, are essential to the Company's technology and the Company's ultimate success. The targeting agents used by the Company in its research and clinical studies and as components of its proposed RIGS products are the patented or proprietary technology of others. The Company must purchase the rights to those targeting agents or must obtain rights to use them through license agreements with their owners. There can be no assurance that such arrangements will continue or that they will continue on terms acceptable to the Company. Furthermore, license agreements typically impose obligations to diligently develop commercial products and to pay royalties on those products. Failure to perform such obligations may lead to the termination of such license agreements. Loss of the Company's rights to targeting agents for any reason (including, in the case where the Company is a sublicensee of the targeting agents, a breach by a sublicensor under its agreement with the owner of a targeting agent) or the inability to obtain necessary rights on acceptable terms could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, there can be no assurance that improved targeting agents will not be developed by other entities for which the Company will be required to seek satisfactory additional license arrangements. If such licenses cannot be readily obtained, the Company could encounter delays in product market introductions or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed, which could have a material adverse impact on the Company's business, operating results and financial condition. Upon commercialization of the Company's products, the Company will be required to make royalty payments pursuant to its existing and contemplated license agreements which could adversely impact the Company's operating results.

PATENTS, PROPRIETARY TECHNOLOGY AND TRADE SECRETS

     The Company's success depends, in part, on its ability to secure patent protection and maintain trade secret protection, and on its ability to operate without infringing on the patents of third parties. The Company has received 10 United States patents, including U.S. Patent No. 4,782,840 which relates to the RIGS system surgical method, and holds one additional patent jointly with The Ohio State University Research Foundation ("OSURF"). The Company has filed applications for certain additional United States and foreign patents. There can be no assurance, however, that the patents for which the Company has applied will be issued to the Company. Moreover, the Company believes that some of the technology it develops will not be patentable in certain foreign markets. There can be no assurance that any of the Company's patents or patent applications will not be challenged, invalidated, or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantially more resources than the Company and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit, or interfere with the Company's ability to make, use, or sell its products either in the United States or internationally. Furthermore, the patent positions of biotechnology firms, including the Company, are highly uncertain and involve complex legal and factual questions. To date, a consistent and predictable application of United States patent laws regarding the grant and interpretation of patent claims in the area of biotechnology has not evolved. Due to these uncertainties, the probability of challenges, invalidations and circumventions is higher than in technologically and legally stable fields.

     Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publications of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Patents issued and patent applications filed relating to medical devices are numerous and there can be no assurance that current and potential customers and other third parties have not filed or will not file in the future applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company.

     The Company's U.S. Patent No. 4,782,840 includes claims to surgical procedures having a number of steps, including, for example, the step of administering an effective amount of an antibody specific for cancer tissue, labeled with a radioactive isotope. The claims also include the step of delaying surgery for a time interval following the administration step to permit the radiolabeled antibody to concentrate preferentially in any cancer tissue that is present and for the unbound radiolabeled antibody in the blood pool to be cleared to a blood pool background level, so as to increase the ratio of radiation from cancer tissue to background radiation. There can be no assurance that potential competitors will not promote surgical procedures that do not include one or more of the steps recited in the claims of U.S. Patent No. 4,782,840, including the aforementioned steps.

     The Company also relies upon trade secrets, technical know-how, and continuing technological innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants, and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting, or advisory relationships with the Company. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Further, there also can be no assurance that others will not gain access to the Company's trade secret information or independently develop or acquire the same or equivalent trade secret information. Certain of the research activities relating to the development of antibody technology that may be components of the Company's proposed RIGS system technology products were conducted by agencies of the United States government. When the United States government participates in research activities, it retains certain rights that include the right to use the technologies for governmental purposes under a royalty-free license, as well as rights to use and disclose technical data and computer software that could preclude the Company from asserting trade secret rights in that data and software.

     The Company has not been notified by any third party that the Company's products and procedures infringe any valid, enforceable claim of any patent owned by others. Any such claim, however, whether with or without merit, could be time-consuming and expensive to respond to and could divert the Company's technical and management personnel. The Company may be involved in litigation to defend against claims of infringement by the Company, to enforce patents issued to the Company, or to protect trade secrets of the Company. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from such patent owners, or to redesign its products and processes to avoid infringement. There can be no assurance that the Company will be able to obtain acceptable licenses or rights, if at all, to other patents which the Company deems necessary for its operations. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition, and results of operations. The Company intends to vigorously protect and defend its intellectual property. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope, and validity of the proprietary rights of others.

LIMITED THIRD PARTY REIMBURSEMENT

     The Company's products will be marketed to hospitals and other users that bill various third party payers, including government programs, such as federal Medicare and state Medicaid, and private insurance plans, for the health care services provided to their patients. Third party payers carefully review and are increasingly challenging the prices charged for medical products and services. Although the Company intends to establish the prices for its products according to criteria believed to be acceptable to third party payers, there can be no assurance that such payers will not deny reimbursement on the basis that the Company's products are not in accordance with established payer policies regarding cost-effective treatment methods, or on some other basis. There can be no assurance that the Company would be able to provide economic and medical data to overcome any third party payer objections.

     In foreign markets, reimbursement is obtained from a variety of sources, including governmental authorities, private health insurance plans, and labor unions. In most foreign countries, there are also private insurance systems that may offer payments for alternative therapies. Although not as prevalent as in the United States, health maintenance organizations are emerging in certain European countries. The Company may need to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner or at all. Failure to receive international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

     There can be no assurance as to either United States or foreign markets that third-party reimbursement and coverage or newly approved products will be available or adequate, that current reimbursement policies of third-party payers will not be decreased in the future or that future legislation, regulation, or reimbursement policies of third-party payers will not otherwise adversely affect the demand for the Company's products or its ability to sell its products on a profitable basis. If third-party payer coverage or reimbursement is unavailable or inadequate, the Company's business, financial condition, and results of operations could be materially adversely affected.

COMPETITION

     The biotechnology industry is characterized by intense competition. Many companies, research institutes and universities are working in a number of pharmaceutical or biotechnology disciplines similar to the Company's field of interest. In addition, many companies are engaged in the development of or currently offer products which may be or are competitive with the Company's proposed products. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution or other resources than the Company. Competing tumor detection technologies include computed tomography ("CT"), magnetic resonance imaging ("MRI") and, more recently immunoscintigraphy. The Company may compete against a number of these companies including Cytogen Corp., Immunomedics Inc. and NeoRx Corp. One or more of these or other companies could also design and develop products that compete directly with the Company's products, in which case the Company would face intense competition. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is aware that other research and testing is being conducted in Western Europe in connection with the use of radiolabeled targeting agents and radiation-detection probes. There can be no assurance that one or more of these or other companies will not develop technologies that are more effective or less costly than the Company's products, or that would otherwise render the Company's products and technology non-competitive or obsolete. Such technologies would have a material adverse effect on the Company's business, financial condition and results of operations.

     Any product developed by the Company that gains regulatory approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, complete clinical testing and regulatory approval processes, gain reimbursement acceptance and supply commercial quantities of the product to the market is expected to be an important competitive factor. In addition, the Company believes that the primary competitive factors in the market for tumor detection products are safety, efficacy, ease of delivery, reliability, innovation and price. The Company also believes that physician relationships and customer support are important competitive factors. There can be no assurance that the Company's can achieve or maintain a competitive position or that the Company's intraoperative detection products for the treatment of cancer will be introduced or marketed in a timely fashion or that any such products will achieve significant market acceptance. In such event, the Company's business, operating results and financial condition could be materially adversely affected.

RISK OF TECHNOLOGICAL OBSOLESCENCE

     The medical device industry is characterized by rapid and significant technological change. There can be no assurance that third parties will not succeed in developing or marketing technologies and products that are more effective than those developed or marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. Additionally, new surgical procedures and medications could be developed that replace or reduce the importance of current procedures that use the Company's products. Accordingly, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of new products. Product development involves a high degree of risk and there can be no assurance that the Company's new product development efforts will result in any commercially successful products. In such event, the Company's business, operating results and financial condition could be materially adversely affected.

LIMITED MANUFACTURING CAPACITY AND EXPERIENCE

     To date, the Company's manufacturing activities have consisted primarily of manufacturing limited quantities of products clinical trials. In order to achieve financially self sustaining operations, the Company must manufacture or have others manufacture its RIGS products, including targeting agents, in commercial quantities at an acceptable cost. If the Company scales up manufacturing its products, there can be no assurance that the Company will not encounter difficulties such as problems involving product yields, quality control and assurance, supplies of components, and shortages of qualified personnel. Moreover, in order to assemble, complete, package and distribute its RIGS products in commercial quantities, the Company will have to maintain a current Good Manufacturing Practices ("GMP") facility to manufacture its products or engage independent contractors to manufacture such products. The
GMP facility will have to adhere to GMP regulations and to guidelines enforced by the FDA and other regulatory agencies through their facilities inspection programs. If such an inspection by the FDA or another regulatory agency results in a requirement for additional modifications to the facility, the Company's ability to manufacture its products could be adversely affected. There can be no assurance that the Company will be able to engage independent contractors or develop and maintain a GMP facility at a cost acceptable to the Company.

     The Company uses or relies on certain components and services used in its devices that are provided by sole source suppliers. Although the Company has identified primary and alternative vendors, the qualification of additional or replacement vendors for certain components or services is a lengthy process. Any significant supply interruption would have a material adverse effect on the Company's ability to manufacture its products and, therefore, a material adverse effect on its business, financial condition, and results of operations.

     The Company expects to manufacture its products based on forecasted product orders. Lead times for materials and components ordered by the Company vary significantly, and depend on factors such as the business practices of the specific supplier, contract terms, and general demand for a component at a given time. Certain components used in the Company's products have long lead times. As a result, there is a risk of excess or inadequate inventory if orders do not match forecasts.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the shares of Common Stock of the Company, like that of the securities of many other biotechnology companies, has been and is likely to continue to be highly volatile. For example, the closing price for shares of the Company's Common Stock for the last two years has been as high as $22 and as low as $1.50. Factors such as the results of preclinical and clinical trials by the Company or its competitors, other evidence of the safety and efficacy of the Company's or competitors' products, announcements of technological innovations or new commercial products by the Company or its competitors, changes in securities analysts' estimates or recommendations, governmental regulation, developments in patent or other proprietary rights of the Company or its competitors, and fluctuations in the Company's operating results may have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of many biotechnology companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Stock. The Company has more than 22.5 million shares of Common Stock outstanding, almost all of which are freely tradeable.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF CAPITAL FUNDING

     To date, the Company's capital requirements have been significant. The Company has depended on the proceeds of sales of its securities and other financing vehicles to continue clinical testing of its proposed products and to fund its working capital requirements. The Company believes that the funds it has on hand will satisfy its cash needs through the end of 1998. Obtaining approvals to market is costly and time consuming and the Company may require significant funds in addition to its current cash resources to sustain its operations and to obtain regulatory approval to commercialize any of its proposed products. No assurance can be given that the necessary additional financing will be available to the Company on acceptable terms, if at all, or that would not result in further dilution to the holders of the Company's equity securities. The Company's ability to raise additional financing may be dependent on many factors beyond the Company's control, including the state of capital markets, the development or prospects for development of competitive technology by others and the rate of progress of the Company's clinical trials. If additional funding is unavailable to the Company when needed, the Company will be required to curtail significantly one or more of its research and development programs and the Company's business and financial condition will be materially adversely affected.


PRODUCT LIABILITY

     The testing, marketing and sale of the Company's proposed products could expose the Company to liability claims. The Company currently has $10 million of liability insurance, which the Company believes is adequate for its current activities. There can be no assurance, however, that the Company will be able to continue to obtain insurance at a reasonable cost, if at all, or that such insurance, will be sufficient to cover any liabilities resulting from any product liability claims or that the Company will have funds available to pay any claims over the limits of its insurance. Either an underinsured or an uninsured claim could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL; ABILITY TO ATTRACT NEW PERSONNEL; POSSIBLE CONFLICTS OF INTEREST

     John L. Ridihalgh and David C. Bupp are key employees of the Company and the loss of the services of either one of them could substantially delay the achievement of the Company's goals. The Company carries "key man" life insurance with a death benefit of $1 million on each of them. The Company has entered into employment agreements with each of these individuals pursuant to which, among other things, these individuals have agreed not to compete with the Company for specified periods. The Company's success is dependent on its ability to attract and retain additional technical and management personnel with expertise in several technical and scientific disciplines and experience in the regulatory approval process. The competition for qualified personnel in the biomedical industry is intense and, accordingly, there can be no assurance that the Company will be successful in hiring or retaining the requisite personnel. In addition, the Company will rely on certain of its non-employee directors and members of its Scientific Advisory Board to assist the Company in formulating and pursuing its research and commercialization strategy. These directors and members of the Scientific Advisory Board are and will be employed by entities other than the Company and may serve as directors of or have a commitment to or consulting or advisory contracts with other entities, including potential competitors of the Company. Although the Company has confidentiality agreements with these directors and with each member of its Scientific Advisory Board, conflicts of interest may arise between those persons and the Company, which conflicts may not necessarily be resolved in favor of the Company.

NEED TO MANAGE A CHANGING BUSINESS

     In order to compete effectively against current and future competitors, complete clinical trials in progress, prepare additional products for clinical trials, and develop future products, the Company believes that it must continue to expand its operations, particularly in the areas of research and development, manufacturing and marketing. If the Company were to experience significant growth in the future, such growth would likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate such growth and compete effectively, the Company must continue to implement and improve information systems, procedures and controls, and to expand, train, motivate, and manage its work force. The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial, and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, financial condition and results of operations.

NO DIVIDENDS

     The Company has never paid dividends on its Common Stock. The Company intends to retain any future earnings to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from its investment should not purchase any of the Common Stock offered hereby.

ANTI-TAKEOVER PROVISIONS; BLANK CHECK PREFERRED STOCK

     The Company has adopted a Stockholder Rights Plan. Certain provisions of the Stockholder Rights Plan and certain of the Company's charter provisions and applicable corporate laws could be used to hinder or delay a takeover bid for the Company. Such provisions may inhibit takeover bids and decrease the chance of stockholders realizing a premium over market price for their Common Stock as a result of a takeover. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors, 500,000 shares of which have been designated as Series A Junior Participating Preferred Stock and reserved for issuance pursuant to the Company's Stockholder Rights Plan. If the Company issues Preferred Stock, the issuance could be used to thwart a takeover bid and may have a dilutive effect upon the Company's common stockholders, including the purchasers of the securities offered hereby. See "Description of Securities."

                              SELLING SHAREHOLDERS

     The Selling Shareholders are offering 848,920 shares of Common Stock for sale hereby. The names of the Selling Shareholders, and the number of shares of Common Stock owned by each of them, the percentage of the outstanding shares of Common Stock that such number constitutes as of the date hereof (if one percent or more) and the number of shares of Common Stock offered hereunder is set forth in the table below. The shares of Common Stock offered hereunder will be sold from time to time at the Selling Shareholder's discretion and the number of shares of Common Stock to be owned by the Selling Shareholders after sale hereunder and the percent of class at that time cannot be determined currently by the Company.

                                                                       Amount
                                                                      Saleable
                                                    Amount Owned      Hereunder
                                               --------------------  ----------

                                                No. of    Percent     No. of
                     Name                       Shares    of Class    Shares
                     ----                       ------    --------    -------

The Dow Chemical Company (1)................   847,920        4%      847,920
David Nussbaum..............................     1,000       --         1,000

---------------

(1) The Dow Chemical Company ("Dow") and the Company are parties to agreements under which the Company licenses certain technology from Dow. As consideration for those licenses, the Company has agreed to pay certain royalties to Dow. 124,805 of the shares included above were issued to Dow in 1996 under as part of such consideration. An employee of Dow is a director of the Company.

                              PLAN OF DISTRIBUTION

     The securities sold hereunder may be sold from time to time by the Selling Shareholders or by their pledgees, donees, executors, trustees or other successors or personal representatives. The Selling Shareholders, when selling securities under this Prospectus, may sell such securities from time to time through broker/dealers selected by them individually. Such sales may be made through ordinary transactions on the Nasdaq National Market, or other markets on which the Company's securities are traded from time to time; secondary distributions, exchange distributions or special offerings in accordance with the rules of the National Association of Securities Dealers in which such broker/dealers may act as principal or agent; block trades in accordance with the rules of the National Association of Securities Dealers in which such broker/dealers may attempt to sell such securities as agent and may position and resell all or a portion of the block as principal to facilitate the transactions or a combination of such methods of sale. The Selling Shareholders may also sell their shares under this prospectus in privately negotiated transactions off of the Nasdaq National Market, which need not be consummated through broker/dealers. The shares are expected to be sold at market related prices prevailing at the time of sale. Broker/dealers will be compensated by the payment of commissions and fees in amounts to be determined by negotiations between the Selling Shareholders and their respective broker/dealers from time to time.


     In connection with the sale of Common Stock under this Prospectus, the Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act of 1933.


     In connection with the sale of Common Stock under this Prospectus, the broker/dealers selected by the Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, in which event brokerage commissions or discounts received by such broker/dealers may be deemed to be underwriting compensation. The Selling Shareholders may agree to indemnify their respective broker/dealers against certain liabilities, including liabilities under the Securities Act of 1933. The Selling Shareholders may, if they so choose, sell their securities under this Prospectus or may sell their securities under Rule 144 if such securities and such sale meet the conditions of such Rule.

                            DESCRIPTION OF SECURITIES

     Neoprobe is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share, 22,586,527 shares of which were outstanding as of December 31, 1996 and 5,000,000 shares of Preferred Stock, par value $.001 per share, none of which is outstanding. The following brief description of the capital stock of Neoprobe is qualified in its entirety by reference to Neoprobe's Certificate of Incorporation, a copy of which is on file with the Commission.

COMMON STOCK

     All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders including the election of directors. Since the holders of Common Stock do not have cumulative voting rights, the holders of a simple majority of the outstanding shares have the power to elect all of the directors to be elected at a given meeting and the holders of the remaining shares by themselves would not be able to elect any directors at that meeting. See "Risk Factors -- Anti-Takeover Provisions; Blank Check Preferred Stock." The holders of Common Stock do not have preemptive, redemption or conversion rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors, from time to time, out of funds legally available therefor. See "Risk Factors -- No Dividends." If Neoprobe is liquidated, dissolved, or wound up, holders of the Common Stock have the right to receive a ratable portion of the assets remaining after the payment of creditors and the holders of the shares of any class or series of Preferred Stock to the extent that the then existing terms of the Preferred Stock grant them priority over the holders of shares of Common Stock.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of "blank check" Preferred Stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors, 500,000 shares of which have been designated as Series A Junior Participating Preferred Stock ("Series A Preferred Stock") and reserved for issuance pursuant to the stockholder rights plan described below. As of the date hereof, there are no shares of Preferred Stock outstanding. The Board of Directors may, without prior stockholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of Common Stock. Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of Neoprobe. Although Neoprobe has no present intention of issuing any shares of Preferred Stock, there can be no assurance that it will not do so in the future. If Neoprobe issues Preferred Stock, such issuance may have a dilutive effect upon the common stockholders, including the purchasers of the securities offered hereby. See "Risk Factors -- Anti-Takeover Provisions; Blank Check Preferred Stock."

STOCKHOLDER RIGHTS PLAN

     Adoption of the Stockholder Rights Plan. On July 18, 1995, the Board of Directors adopted a stockholder rights plan for the Company. The purpose of the stockholder rights plan is to protect the interests of the Company's stockholders if the Company is confronted with coercive or unfair takeover tactics by encouraging third parties interested in acquiring the Company to negotiate with the Board of Directors.

     The stockholder rights plan is a plan by which the Company has distributed rights ("Rights") to purchase (at the rate of one Right per share of Common Stock) one hundredth of a share of Series A Preferred Stock at an exercise price of $35 per Right. The Rights are attached to the Common Stock and are not exercisable until after 15 percent of the Common Stock has been acquired or tendered for. At that point, they would be separately traded and exercisable. Upon certain events, including a third party crossing the 15 percent threshold, the Rights would "flip-in" (but not the Rights of such substantial stockholder) and become Rights to acquire, upon payment of the exercise price, Common Stock (or, in certain circumstances, other consideration) with a value of twice the exercise price of the Right. If a third party were to take certain action to acquire the Company, such as a merger, the Rights would "flip-over" and entitle the holder to acquire stock of the acquiring person with a value of twice the exercise price. The Rights are redeemable by the Company at any time before they become exercisable for $.01 per Right and expire on August 28, 2005. The number of Rights per share of Common Stock will be adjusted in the future to reflect future splits and combinations of, and Common Stock dividends on, the Common Stock. The exercise price of the Rights will be adjusted to reflect changes in the Series A Preferred Stock.

     Series A Preferred Stock. The Series A Preferred Stock purchasable upon exercise of the Rights will be redeemable at a price equal to 100 times the current per share market price of the Common Stock at the time of redemption, together with accrued but unpaid dividends. Each share of Series A Preferred Stock will have a minimum preferential quarterly dividend of $.05 per share and will be entitled to an aggregate dividend of 100 times the dividend declared on the Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will receive a preferred liquidation payment equal to $.10 per share and, after the Common Stock has received a proportionate distribution, will share in the remaining assets on a proportionate basis with the Common Stock. If dividends on Series A Preferred Stock are in arrears in an amount equal to six quarterly dividend payments, all holders of Preferred Stock of the Company (including holders of Series A Preferred Stock) with dividends in arrears equal to such amount, voting as a class, would have the right to elect two directors of the Company. Series A Preferred Stock would rank senior to the Company's Common Stock, but junior to any other outstanding class of Preferred Stock of the Company as to both the payment of dividends and the distribution of assets. Each share of Series A Preferred Stock will have 100 votes on all matters submitted to the stockholders. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. It was the intention of the Company that each share of Series A Preferred Stock approximate 100 shares of Common Stock as they existed on the date the Rights were distributed (August 28, 1995); therefore, the redemption price, dividend, liquidation price and voting rights have been, and will in the future be, adjusted to reflect splits and combinations of, and Common Stock dividends on, the Common Stock.

     Anti-Takeover Effects. The Company's stockholder rights plan is designed to deter coercive takeover tactics and otherwise to encourage persons interested in acquiring the Company to negotiate with the Board of Directors. The stockholder rights plan will confront a potential acquirer of the Company with the possibility that the Company's stockholders will be able to substantially dilute the acquirer's equity interest by exercising Rights to buy additional stock in the Company or, in certain cases, stock in the acquirer, at a substantial discount and may have the effect of deterring third parties from making takeover bids for control of the Company or may be used to hinder or delay a takeover bid thereby decreasing the chance of the stockholders of the Company realizing a premium over market price for their shares of Common Stock as a result of such bids. See "Risk Factors -- Anti-Takeover Provisions; Blank Check Preferred Stock." The Board of Directors may redeem the Rights at a nominal consideration if it considers the proposed acquisition of the Company to be in the best interests of the Company and its stockholders. Accordingly, the stockholder rights plan should not interfere with any merger or other business combination which has been approved by the Board of Directors. Any plan or arrangement which effectively requires an acquiring company to negotiate with the Company's management may be characterized as increasing such management's ability to maintain its position with the Company, including the approval of a transaction which provides less value to the stockholders while providing benefits to management.

CERTAIN CHARTER PROVISIONS AND LAWS

     In addition to the stockholder rights plan and the Preferred Stock provisions described above, certain features of the Company's Certificate of Incorporation and By-laws and the General Corporation Law of the State of Delaware ("GCL"), which are further described below, may have the effect of deterring third parties from making takeover bids for control of the Company or may be used to hinder or delay a takeover bid thereby decreasing the chance of the stockholders of the Company realizing a premium over market price for their shares of Common Stock as a result of such bids.

     Limitations on Stockholder Actions. The Certificate of Incorporation provides that stockholder action may only be taken at a meeting of the stockholders. Thus a holder of a majority of the voting power could not take action to replace the Board of Directors, or any class thereof, without a meeting of the stockholders nor could such a holder amend the By-laws without presenting the amendment to a meeting of the stockholders. Furthermore, under the provisions of the Certificate of Incorporation and By-laws of the Company, special meetings of the stockholders may only be called by the Board. Therefore, a stockholder, even one who holds a majority of the voting power, may neither replace sitting Board members nor amend the By-laws before the next annual meeting of stockholders.

     Advance Notice Provisions. The Company's By-laws provide for an advance notice procedure for the nomination, other than by the Board, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at meetings must be received by the Company not less than 120 days before the first anniversary of the mailing of the Company's proxy statement for the previous year's annual meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

     Delaware Law. The Company is subject to Section 203 of the GCL, which provides that a corporation may not engage in any business combination with an "interested stockholder" during the three years after he becomes an interested stockholder unless the corporation's board of directors approved in advance either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced; or the business combination is approved by the corporation's board of directors and the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An interested stockholder is anyone who owns 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within the previous three years; and the affiliates and associates of any such person. Under certain circumstances,
Section 203 of the GCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders of a corporation may elect to exclude a corporation from the section's restrictions.

     Classified Board. The Certificate of Incorporation and By-laws of the Company divide the Board into three classes with staggered three year terms. There are currently nine directors, three in each class. At each annual meeting of stockholders, the terms of one class of directors will expire and the newly nominated directors of that class will be elected for a term of three years. The Board will be able to determine the total number of directors constituting the full Board and the number of directors in each class, but the total number of directors may not exceed 17 nor may the number of directors in any class exceed six. Subject to these rules, the classes of directors need not have equal numbers of members. No reduction in the total number of directors or in the number of directors in a given class will have the effect of removing a director from office or reducing the term of any then sitting director. Stockholders may only remove directors for cause. If the Board increases the number of directors in a class, it will be able to fill the vacancies created for the full remaining term of a director in that class even though the term may extend beyond the next annual meeting. The directors will also be able to fill any other vacancies for the full remaining term of the director whose death, resignation or removal caused the vacancy.

     A person who has a majority of the voting power at a given meeting will not in any one year be able to replace a majority of the directors since only one class of the directors will stand for election in any one year. As a result, at least two annual meeting elections will be required to change the majority of the directors by the requisite vote of stockholders. The purpose of classifying the Board is to provide for a continuing body, even in the face of a person who accumulates a sufficient amount of voting power, whether by ownership or proxy or a combination, to have a majority of the voting power at a given meeting and who may seek to take control of the Company without paying a fair premium for control to all the holders of Common Stock. This will allow the Board time to negotiate with such a person and to protect the interests of the other stockholders who may constitute a majority of the shares not actually owned by such person. However, it may also have the effect of deterring third parties from making takeover bids for control of the Company or may be used to hinder or delay a takeover bid thereby decreasing the chance of the stockholders of the Company realizing a premium over market price for their shares of Common Stock as a result of such bids. See "Risk Factors -- Anti-Takeover Provisions; Blank Check Preferred Stock."

TRANSFER AGENT

     The transfer agent for the Common Stock, and the rights agent for the stockholder rights plan is Continental Stock Transfer & Trust Company,
2 Broadway, New York, New York 10004; telephone (212) 509-4000.

                                 INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

     Article V of the Company's By-laws has provisions requiring the Company to indemnify its officers, directors, employees and agents which are in substantially the same language as Section 145.

     Article Nine, section (b), of the Company's Certificate of Incorporation further provides that no director will be personally liable to the Company or its stockholders for monetary damages or for any breach of fiduciary duty except for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, pursuant to Section 174 of the Delaware General Corporation Law (which imposes liability in connection with the payment of certain unlawful dividends, stock purchases or redemptions), or any amendment or successor provision thereto, or for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     EXPERTS

     The audited financial statements incorporated in this Prospectus have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., as independent accountants, for the periods indicated in their report, given on the authority of such firm as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated in this Prospectus by reference:


     1. The Company's Annual Report on Form 10-KSB and amendments thereto on Form 10-K SB/A for the fiscal year ended December 31, 1996 (Commission File Number 0-26520);

     2. The description of the Company's Common Stock, par value $.001 per share, contained in the Company's Registration Statement on Form 8-A, as amended by Amendment No. 4 (Commission File Number 0-26520);

     3. The description of Rights to Purchase Series A Junior Participating Preferred Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 0-26520); and

     4. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities hereunder.


     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the Common Stock upon the exercise of the Warrants.

                                                                            Payable
                                                                            by the
                                                                          Registrant

                                                                         -------------

        Registration Fee - Securities and Exchange Commission.........       $   507.51
        Accounting fees and expenses..................................       $ 2,500.00
        Legal fees and expenses.......................................       $ 4,000.00
        Printing costs................................................       $   500.00
        Miscellaneous.................................................       $ 2,492.49
                                                                             ----------

                 Total..............................................         $10,000.00
                                                                             ==========

     All expenses other than the Securities and Exchange Commission filing fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

     Article V of the Company's By-laws has provisions requiring the Company to indemnify its officers, directors, employees and agents that are in substantially the same language as Section 145.

     Article Nine, section (b), of the Company's Certificate of Incorporation further provides that no director will be personally liable to the Company or its stockholders for monetary damages or for any breach of fiduciary duty except for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, pursuant to Section 174 of the Delaware General Corporation Law (which imposes liability in connection with the payment of certain unlawful dividends, stock purchases or redemptions), or any amendment or successor provision thereto, or for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS.

     The following exhibits are part of this Registration Statement:

(4)     INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS, INCLUDING INDENTURES

4.1. See Articles FOUR, FIVE, SIX, SEVEN and EIGHT of the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 99.1 of Registrant's Current Report on Form 8-K, dated June 20, 1996; Commission File No. 0-20676).

4.2.    See Articles II and VI and Section 2 of Article III and Section 4 of
        Article VII of the Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 99.4 of Registrant's Current Report on Form 8-K dated June 20, 1996; Commission File No. 0-20676).

4.6. Rights Agreement dated as of July 18, 1995 between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to
        Exhibit 1 of the registration statement on Form 8-A; Commission File No. 0-20676).

(5)     OPINION REGARDING LEGALITY

5.1. Opinion of Schwartz, Warren & Ramirez a Limited Liability Company as to the legality of the Common Stock.*

(23)    CONSENTS

23.1.   Consent of Coopers & Lybrand L.L.P.

23.2. Consent of Schwartz, Warren & Ramirez a Limited Liability Company is set forth as part of Exhibit 5.1 above.*

(24)    POWERS OF ATTORNEY.

24.1.   Powers of Attorney.*

24.2. Certified resolution of the Registrant's Board of Directors authorizing officers and directors signing on behalf of the Registrant to sign pursuant to a power of attorney.*


* previously filed

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
                  the plan or distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 11, 1997.

                                          NEOPROBE CORPORATION

                                          By  s/ David C. Bupp
                                             ----------------------------------
                                                 David C. Bupp, President

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed on April 11, 1997 by the following persons in the capacities indicated.

         SIGNATURES                         CAPACITY
         ----------                         --------

     John L. Ridihalgh*             Director, Chairman of the
---------------------------           Board, Chief Executive Officer
     John L. Ridihalgh                (principal executive officer)


     s/ David C. Bupp               Director, President, Chief
---------------------------           Operating Officer
     David C. Bupp

     John Schroepfer*               Vice President, Finance and
---------------------------           Administration (principal financial
     John Schroepfer                  and accounting officer)


     C. Michael Hazard *            Director
---------------------------
     C. Michael Hazard

     Julius R. Krevans*             Director
---------------------------
     Julius R. Krevans

     Michael P. Moore*              Director
---------------------------
     Michael P. Moore

     Zwi Vromen*                    Director
---------------------------
     Zwi Vromen

     Jerry K. Mueller, Jr.*         Director
---------------------------
     Jerry K. Mueller, Jr.

     Frank Whitley, Jr.*            Director
---------------------------
     Frank Whitley, Jr.

     James Zid*                     Director
---------------------------
     James Zid

*By   s/ David C. Bupp
---------------------------
      David C. Bupp
      Attorney-in-Fact